As filed with the Commission on May 7, 2010

Registration No. 333-32869

Registration No. 333-88442

Registration No. 333-149035

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-32869
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-88442
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-149035

FORM S-8

Under The Securities Act of 1933

TERRA INDUSTRIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	52-1145429 (I.R.S. Employer Identification No.)

Terra Centre 600 Fourth Street, P.O. Box 6000 Sioux City, Iowa (Address of Principal Executive Offices)	51102-6000 (Zip Code)

Terra Industries Inc. 1997 Stock Incentive Plan
Terra Industries Inc. Stock Incentive Plan of 2002
Terra Industries Inc. 2007 Omnibus Incentive Compensation Plan

Douglas C. Barnard, Esq.
Vice President and Secretary
Terra Industries Inc.
Terra Centre
600 Fourth Street
P.O. Box 6000
Sioux City, Iowa 51102-6000
(Name and Address of Agent for Service)

(712) 277-1340
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Brian W. Duwe, Esq.
Richard C. Witzel, Jr., Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Telephone: (312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment, filed by Terra Industries Inc. (the “Company”), deregisters all shares of common stock, without par value, of the Company that had been registered for issuance under the following Registration Statements on Form S-8 (together, the “Registration Statements”) that remain unsold upon the termination of the offerings covered by each of the Registration Statements:

•                  File No. 333-32869, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on August 5, 1997;

•                  File No. 333-88442, which was filed with the SEC and became effective on May 16, 2002; and

•                  File No. 333-149035, which was filed with the SEC and became effective on February 4, 2008.

On April 15, 2010, pursuant to the Agreement and Plan of Merger, dated as of March 12, 2010, among CF Industries Holdings, Inc., a Delaware corporation (“CF”), Composite Merger Corporation, a Maryland corporation and an indirect, wholly-owned subsidiary of CF (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as an indirect, wholly-owned subsidiary of CF. The Merger became effective on April 15, 2010 as a result of the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland.  As a result, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements, the Company hereby removes from registration all securities under the Registration Statements which remained unsold as of the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Deerfield, state of Illinois, on May 7, 2010.

TERRA INDUSTRIES INC.

By:	/s/ Stephen R. Wilson
Stephen R. Wilson
President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen R. Wilson	President and Director	May 7, 2010
Stephen R. Wilson	(Principal Executive Officer)

/s/ Anthony J. Nocchiero	Vice President and Director	May 7, 2010
Anthony J. Nocchiero	(Principal Financial Officer)

/s/ Douglas C. Barnard	Director	May 7, 2010
Douglas C. Barnard

/s/ Richard A. Hoker	Vice President	May 7, 2010
Richard A. Hoker	(Principal Accounting Officer)

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